2nd Amendment to the Shareholders’ Agreement consolidated on August 27, 2002

         By this 2nd Amendment to the Shareholders’ Agreement consolidated on August 27, 2002 (this “Amendment”) entered into on 28 of April 2005, in the City and State of Rio de Janeiro, by and between,

I.	TECHOLD PARTICIPAÇÕES S.A., a company duly organized and existing in accordance with the laws of Brazil, with its registered office at Av. Presidente Wilson, 231, 28º andar (parte), Rio de Janeiro, Brazil, CNPJ/MF no. 02.605.028/0001-88, herein represented by its legal representatives, hereinafter referred to as “TECHOLD”;

II.	TIMEPART PARTICIPACÕES LTDA., a company duly organized and existing in accordance with the laws of Brazil, with its registered office at SAU/SUL, Quadra 03, Bloco C, no. 22, sala 1319, Brasília, DF, Brazil, CNPJ/MFno. 02.338.536/0001-47, herein represented by its legal representatives, hereinafter referred to as the “TIMEPART”;

III.	TELECOM ITALIA INTERNATIONAL N.V., a company duly organized and existing under the laws of The Netherlands, with its registered office at Strawinskylaan 1627- 1077 XX Amsterdam, the Netherlands, herein represented by its legal representative, hereinafter referred to as the “TII”;

and, as INTERVENING PARTY,

IV.	SOLPART PARTICIPAÇÕES S.A., a company duly organized and existing in accordance with the laws, with its registered office at Av. Presidente Wilson no. 231, 28º andar (parte),CNPJ/MF no. no. 02.607.736/0001-58, , herein represented by its legal representatives, hereinafter referred to as the “COMPANY”;

        WHEREAS the parties and the INTERVENING PARTY, among others, entered, on July 19, 1998, into an Amended and Restated Shareholders’ Agreement (the “1998 Agreement”) to govern their relationships in the COMPANY, the Holding Company and the Operating Companies, as defined therein;

        WHEREAS the 1998 Agreement was again amended on August 27, 2002 through the Amendment to the Amended and Restated Shareholders’ Agreement (the “2002 Amendment”);

         WHEREAS the text of the 1998 Agreement, as amended by the 2002 Amendment, was consolidated and attached as Exhibit 3.2 of the 2002 Amendment “Text of the 2002 Shareholders’ Agreement consolidated on August 2002” (the “Shareholders’ Agreement”);

         WHEREAS through the Shareholders’ Agreement certain rights of TII were suspended, the restoration of which was subject to certain conditions;

                    WHEREAS, TECHOLD and TIMEPART and TII, as well as the COMPANY, Brasil Telecom Partecipaçoes S.A. and Brasil Telecom S.A., have agreed on the full and effective restoration of the Suspended Sections, as defined in the 2002 Amendment, as provided under clause 5.1 of the 2002 Amendment;

         WHEREAS the mechanism for resolving impasses, as introduced by the 2002 Amendment, is no longer relevant;

         WHEREAS the PARTIES wish to amend once more the Shareholders’ Agreement and adjust its wording to the current structure;

          NOW, THEREFORE, the PARTIES and the INTERVENING PARTY hereby agree as follows:

          1. Revocation of Items 4.8.6.2, 4.8.6.3 and 4.8.6.4. Items 4.8.6.2, 4.8.6.3 and 4.8.6.4 of the Shareholders’ Agreement, introduced by the 2002 Amendment, are hereby revoked. As a result, the references to such items in Clause 5.3 are deemed revoked as well.

          2. Restoration of Clause 5.4. Clause 5.4 of the 1998 Agreement as in force immediately before the 2002 Amendment is hereby restored in its entirety and shall hereafter form an integral part of the Shareholders’ Agreement. As a consequence, the Shareholders’ Agreement shall hereafter have a Clause 5.4, which shall read as follows:

“5.4. If TII shall veto any Supermajority Matter that is approved by all other Shareholders and the continuation of such failure would result in a material adverse effect on the operations of the COMPANY and its subsidiaries taken as a whole, or the Shareholders are unable to reach unanimous agreement for a period of twenty (20) days (a “Deadlock”), the following procedures shall be followed and each Party shall act reasonably and in good faith in order to resolve the Deadlock:

(a)

such Deadlock matter shall be referred promptly to the General Manager or Vice-President, as the case may be, of each of the Shareholders’ ultimate parent company, who is primarily responsible within each such parent company for the area to which the Deadlock matter pertains;

(b)

if such General Managers and/or Vice-Presidents, as the case may be, fail to reach unanimous agreement with respect to the matter in question, matter shall be referred promptly to the Chairman or Chief Executive Officer, as the case may be, of each of TECHOLD and TII ultimate parent company;

(c)

if, notwithstanding the procedures set forth in paragraphs (a) and (b) of this Section 5.4, the matter in question cannot be resolved to the satisfaction of the appropriate Shareholders, (i) if the Deadlock is with respect to any amendment or other modification to the Business Plan or Annual Budget, the existing Business Plan or Annual Budget shall continue to be effective, and (ii) if the Deadlock is with respect to all other Supermajority Matters, such Matter may at the option of any Shareholder be submitted to arbitration in accordance with clause (d) below;

(d)

In the event a Deadlock occurs with respect to any Supermajority Matters (except as set forth in clause (c) above) and continues for a period of sixty (60) days after commencement of the escalation provisions in clauses (a) and (b) above, any Shareholder may exercise its right to submit the Matter to an arbitrator in accordance herewith during the next thirty (30) days by providing written notice to the other Shareholders. Such Deadlock shall be solely and finally settled by arbitration conducted in accordance with the Rules set forth by the ICC, Paris. Each of TII, on the one hand, and the Shareholder requesting arbitration, on the other hand, shall have ten (10) calendar days to select its arbitrator after receipt of a notice by the Shareholder requesting arbitration in accordance with the foregoing. Upon such selection, the two party-appointed arbitrators shall have ten (10) calendar days to appoint the chairman and, if the two party-appointed arbitrators do not make such appointment within such time, the president of ICC shall make such appointment within ten (10) calendar days. The chairman shall be a businessman or a lawyer with at least ten (10) years of experience with international business transactions. The arbitral tribunal shall decide the matter and render a written award with thirty (30) calendar days thereafter. Each Party shall abide by any award rendered by the arbitrators which shall be considered final and binding by any Party. All such awards may be enforced and executed upon in any court having jurisdiction over the Party against whom enforcement of such award is sought. All Parties shall cooperate in such expedite procedure and perform all necessary acts to ensure adherence to this schedule. The seat of arbitration shall be London, and English the language.”

         3. Restoration of the Text of Chapter 6. The revocation of Chapter 6 of the 1998 Agreement by the 2002 Amendment is hereby in itself revoked. The text of Chapter 6 of the 1998 Agreement as in force immediately before the 2002 Amendment is hereby restored in its entirety and shall hereafter form an integral part of the Shareholders’ Agreement. As a consequence, Chapter 6 of the Shareholders’ Agreement shall hereafter read as follows:

“6. SHARE PURCHASE OPTION/SHARE SALE OPTION

6.1. In the event TII, on the one hand, or any of the INVITEL Parties, on the other hand, commits an Event of Default (as defined below) then the Electing Shareholder (as defined below) shall have an irrevocable right, but not an obligation, to (i) buy from (“Share Purchase Option”) TII (in the case of a breach by TII) or all INVITEL Parties (in the case of breach by any INVITEL Party) or (ii) sell to (“Share Sale Option”) TII (in the case of a breach by TII) or TECHOLD (in the case of breach by any INVITEL Party) in accordance with section 6.3 below, all and not less than all of the Shares owned by TII or all of the INVITEL Parties, as the case may be (whether directly or through its direct or indirect partners/shareholders) in compliance with the following terms and conditions.

6.2 For the purpose of this Agreement, an Event of Default means unless consented to or waived by TII or TECHOLD the following, which, if capable of being cured is not cured within sixty (60) days from the request in writing made by TII (in the case of a breach by an INVITEL Party) or TECHOLD (in the case of a breach by TII) (hereinafter “Non-defaulting Shareholder” or “Electing Shareholder”):

(a)

a transfer of shares of the COMPANY or of any Shareholder (including TECHOLD and any special purpose subsidiary incorporated by TII for purposes of the acquisition of the TII Shares) in violation of the provisions of this Agreement; or

(b)	a sale of all or substantially all of the assets of a Party or its Permitted Transferee to, or a merger into, or consolidation with, a Person that is not Permitted Transferee of such Party; or
(c)	the acquisition of a Significant Influence by a Telecom Competitor in any Party (other than TII), its Permitted Transferee or its Controlling Shareholder. “Significant Influence” shall exist through:
(i)

the right of a Telecom Competitor to nominate, elect or appoint one third (1/3) or more of the managing or supervisory directors, or persons performing similar functions of such Party, its Permitted Transferee or its Controlling Shareholders;

(ii)

a Telecom Competitor owing or controlling or having the right to acquire one third (1/3) or more of the voting securities or voting rights in such Party, its Permitted Transferee or its Controlling Shareholder; or

(d)	any transaction that results in a violation of Section 3.1(g), 4.8.6, 4.9 or 5.4; or
(e)

an act or failure to act by a Party or any of its Affiliates that results in a termination of, or a default under, a material Authorization granted to or used by the COMPANY, any of the HOLDING COMPANIES or Operating Companies, TII or any of TII’s Affiliates; or

(f)

an Insolvency Proceeding brought against such Party, its Permitted Transferee or its Controlling Shareholder and, to the extent such Insolvency Proceeding is not voluntary, such Insolvency Proceeding remains undismissed for a period of sixty (60) days.

6.3 The Share Purchase Option or the Share Sale Option may only be exercised while an Event of Default exists for a period of one hundred and eighty (180) days after the occurrence of any of Event of Default, and notice of such exercise must be delivered in writing by the Electing Shareholder to TII or TECHOLD, whichever is not the Electing Shareholder, provided that failure of an Electing Shareholder to exercise its rights under this Section with respect to any Event of Default shall not constitute a waiver of such rights with respect to any subsequent Event of Default.

6.4. The price of Share Purchase Option (hereinafter the “Purchase Price”) shall be equal to the Fair Market Value of the Shares sold (as defined in Section 6.10 below) minus ten percent (10%) and the price of the Share Sale Option (hereinafter the “Sale Price”) shall be equal to Fair Market Value of the Shares sold plus ten percent (10%).

6.5. In the event an Electing Shareholder is exercising rights under the Share Purchase Option, the Electing Shareholder must pay the Purchase Price of the Shares being purchased (as established in Section 6.4 above) to TII or TECHOLD (on behalf of all INVITEL Parties), whichever is not Electing Shareholder (such Shareholder, the “Shareholder-at-Fault”) within thirty (30) days after final determination of the Fair Market Value of the Shares. In the event an Electing Shareholder is exercising rights under the Share Sale Option, the Shareholder-at-Fault must pay the Sale Prices for the Shares of TII (in the case that TII is the Electing Shareholder) or the Shares of all INVITEL Parties (in the case that TECHOLD is the Electing Shareholder) within thirty (30) days after determination of the Fair Market Value of the Shares. In both cases, all amounts shall be indexed for inflation as from the date the Fair Market Value of the Shares of the COMPANY is determined, in accordance with the variation of the General Market Price Index of the Getúlio Vargas Foundation (“IGP-M/FGV”) or any other applicable index in case the IGP-M/FGV is extinguished or may no longer be used, or in the absence of the latter, an index to be mutually agreed among TII and TECHOLD, and in the absence of an agreement between said Parties, that index determined by Electing Shareholder’s auditors. In the event selling Shareholder happens to be TII, the Sale Price shall be remitted abroad as indicated by TII and paid to TII in U.S. dollars. Upon payment of the Purchase Price or Sale Price, as applicable, the Electing Shareholder, and other appropriate Shareholders, shall execute the applicable corporate book and registries of the COMPANY and any other corporate documents or instruments reflecting the assignment and transfer of the applicable Shares to the Electing Shareholders in accordance herewith, or the assignment and transfer of all of the Electing Shareholder’s Shares to the applicable Shareholder in accordance herewith.

6.6 Each Party shall pay and shall be subject to all taxes imposed on it by applicable laws and regulations on the sale, assignment and transfer of the COMPANY’s Shares described in this Chapter 6.

6.7. In the event an assignment and transfer of Shares takes place under the provisions of this Chapter, this Agreement shall be terminated in relation to the selling Shareholder and shall produce no further effects thereafter, except that such termination shall in no way operate to impair, exclude or destroy any other rights or remedies of any Party (including selling Shareholder or any individuals or companies in any way related, whether directly or indirectly, to same) under this Agreement, nor shall it relieve any Party (including selling Shareholder or any individuals or companies in any way related, whether directly or indirectly, to the same), or COMPANY of its obligations to comply with any of the provisions of this Agreement, which obligations have accrued prior to the effective date of termination or which are expressly stated to survive termination or which, by their very nature, are intended to survive termination.

6.8 The Parties and their respective successors under whatever title shall not invoke any provision of this Agreement or of any other agreement or instrument, to hinder, thwart or in any way prevent the sale, assignment and transfer of Shares provided for in this Chapter or any other Chapter from being fully carried out and the sale, assignment and transfer of shares being duly formalized. Moreover, the selling Shareholders shall deliver to the purchasing Shareholders good title, free and clear of any liens, claims, charges, encumbrances, security interests or options of whatever kind to its shares and shall transfer all rights inherent to them such as voting rights, profits, dividends, bonuses and preferences. Selling Shareholders and their respective successors shall be liable for all and any obligations or liabilities inherent or related to the Shares prior to their final sale, assignment and transfer to purchasing Shareholders.

6.9 In case the Electing Shareholders exercise the Share Purchase Option or the Share Sale Option, as the case may be, the provisions of this Chapter shall expressly survive the termination of this Agreement until the transactions contemplated herein are fully completed.

6.10 For the purpose of this Section, “Fair Market Value” of the Shares sold shall mean, at any time, the fair market value per Share, as of the last day of the month prior to the date notice of a Share Purchase Option or Share Sale Option is exercised hereunder multiplied by the number of Shares held by the Selling Shareholder, increased by the amount of any distributions to which the selling Shareholder is then entitled but which have not yet been paid and otherwise determined as follows: (i) a value of the COMPANY as a going concern determined in good faith by TII and TECHOLD based upon both short term and long term considerations that are customary in such valuations, including, but not limited to, the most recent financial statements, with consideration for any non-recurring events that would not normally affect the value of a company, public market values (or known recent private transaction valuations) of comparable companies and/or companies in similar industries, and structural and/or strategic changes to COMPANY and its subsidiaries, but without any control premium or minority discount, and (ii) if TII or TECHOLD cannot agree upon the Fair Market Value of the Shares to be sold under clause (i) above within ten (10) days after the date notice of the exercise of a Share Purchase Option or Share Sale Option is received, the value as determined by an appraisal which shall value the COMPANY as a going concern based upon the considerations set forth in clause (i) above. Such appraisal shall be conducted (A) by a firm of internationally recognized investment bankers jointly selected by TII and TECHOLD or (B) if such Shareholders are unable to agree on a single firm of investment bankers, by two internationally recognized investment banking firms, each selected by TII and TECHOLD, each of which shall determine the Fair Market Value, in which case the Fair Market Value of the shares of the selling Shareholder shall be the average of the two valuations. In addition, for purposes of determining Fair Market Value hereunder, all transactions between any COMPANY and/or its subsidiaries, employees, directors or shareholders shall be calculated on the basis of an arms length transaction. The determination of the Fair Market Value as determined pursuant to this Section 6.10 shall be final and conclusive on all Parties hereto, absent manifest error. The cost of determining the Fair Market Value shall be borne by the COMPANY.”

         4. References contained in the Shareholders’ Agreement. Henceforth, all references to the “Agreement”or to the “2002 Shareholders’ Agreement” contained in the Shareholders’ Agreement shall be understood as references to the Shareholders’ Agreement as amended hereby.

         5. Effect. All provisions of the Shareholders’ Agreement not expressly here amended shall remain in full force and effect without modification.

         6. Registration. This Amendment will be annotated in the share registry books and on the share certificates (if issued), and copies hereof will be filed at the head office, of the COMPANY, of Brasil Telecom Participações S.A. and of Brasil Telecom S.A., for all legal purposes.

         IN WITNESS WHEREOF, the Parties hereto have executed 7 (seven) counterparts of this Amendment on the day and year first above written in the presence of two witnesses.

TECHOLD PARTICIPAÇÕES S.A.

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By:_____________________________________
Title:____________________________________

________________________________________
By:_____________________________________
Title:____________________________________

TIMEPART PARTICIPAÇÕES LTDA.

________________________________________
By:_____________________________________
Title:____________________________________

TELECOM ITALIA INTERNATIONAL N.V.

________________________________________
By:_____________________________________
Title:____________________________________

________________________________________
By:_____________________________________
Title:____________________________________

SOLPART PARTICIPAÇÕES S.A

________________________________________
By:_____________________________________
Title:____________________________________

________________________________________
By:____________________________________
Title:___________________________________

Witnesses:

1. _________________________________________
Name:
ID nº:
2. _________________________________________
Name:
ID nº: